Prospectus Supplement No. 5 (To Prospectus dated February 12, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Number 333-111738

$270,000,000

QUANTA SERVICES, INC.

4.50% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023
AND
THE COMMON STOCK ISSUABLE UPON CONVERSION OR REPURCHASE OF THE DEBENTURES

     This prospectus supplement relates to the resale by selling security holders of our 4.50% Convertible Subordinated Debentures Due 2023 and the shares of our common stock issuable upon the conversion or repurchase of the debentures.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated February 12, 2004, Supplement No. 1 to such prospectus dated March 8, 2004, Supplement No. 2 to such prospectus dated March 26, 2004, Supplement No. 3 to such prospectus dated April 30, 2004, Supplement No. 4 to such prospectus dated November 8, 2004 and the prospectus dated September 8, 2004 included in Post-Effective Amendment No. 1. The terms of the debentures are set forth in the original prospectus.

THIS INVESTMENT INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below.

Principal Amount of
	Debentures	Percentage of		Percentage of
	Beneficially Owned	Debentures	Shares of Common	Common Stock
Name	That May Be Sold	Outstanding	Stock Offered	Outstanding
Davis Appreciation and Income Fund (1)	$4,500,000	1.67%	404,096	*

* Less than one percent.

(1)	Jason Voss, portfolio manager to the Davis Appreciation and Income Fund, has voting and dispositive power over the securities held by this security holder.

The date of this prospectus supplement is February 11, 2005.